                                                                     Exhibit 21


List of Subsidiaries


Progressive Telecommunications                       Nevada       6/18/79
         Progressive Telecommunications Corp         Nevada        7/8/96
         Businessmall.com, Inc.                      Florida      6/21/99
         Opus Assistant Inc.                         Delaware     7/26/99
         The Yellow Page Directory.com Corp          Delaware     10/1/99
         CCC Merger Corporation                      Florida     12/29/98

C.C.C. Communications Corporation                    Nevada       1/21/97
         Stormtel, Inc.                              Nevada       2/18/97
         Eclectics Management Corporation            Nevada       4/22/98
         Liketel, Inc.                               Nevada      12/12/97